Exhibit 15

To the Board of Directors and Shareholders of MSCI Inc.:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated statement of financial condition of MSCI Inc. and subsidiaries as of June 30, 2012; the related condensed consolidated statements of income and of comprehensive income for the three and six-month periods ended June 30, 2012 and 2011 and the related condensed consolidated statements of cash flows for the six-month periods ended June 30, 2012 and 2011, as indicated in our report dated August 3, 2012; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, is incorporated by reference in Registration Statement Nos. 333-167624, 333-147540, and 333-165888 on Form S-8 and Registration Statement No. 333-181533 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York

August 3, 2012